Putnam Global Equity Fund, as of October 31, 2012, Annual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	17,733
Class B	431
Class C	218
Class M	247

72DD2 (000s omitted)

Class R	26
Class Y	574

73A1

Class A	0.2140
Class B	0.1410
Class C	0.1480
Class M	0.1700


73A2

Class R	0.1880
Class Y	0.2380

74U1	(000s omitted)

Class A	74,734
Class B	2,381
Class C	1,307
Class M	1,248


74U2	(000s omitted)

Class R	97
Class R5	1
Class R6	1
Class Y	2,730

74V1

Class A	9.26
Class B	8.33
Class C	8.77
Class M	8.85


74V2

Class R	9.15
Class R5	9.56
Class R6	9.56
Class Y	9.56

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant Series.